NON-EXCLUSIVE LICENSE AND SUPPLY AGREEMENT

THIS NON-EXCLUSIVE LICENSE AGREEMENT (this "Agreement") is made and entered into on February 12, 2016 (hereinafter the "EFFECTIVE DATE") by and between Canna Delivery Systems Inc., a corporation formed under the laws of the State of Nevada, with an address located at 7260 W, Azure Drive, Las Vegas, Nevada 89130 ("CDS" or "Licensor") and Wisdom Homes of America, Inc. a corporation formed under the laws of the State of Nevada, with an address located at 500 North Northeast Loop 323, Tyler, TX 75708 ("WOFA" or "Licensee").

WHEREAS:

A. Licensor is the owner of the Technology, as that term is defined herein;

B. Licensee wishes to obtain from Licensor, and Licensor is prepared to grant to Licensee, a non-exclusive license to market, produce and sell Products based on the Technology within the Licensed Territory, on the terms and subject to the conditions set forth in this Agreement;

C. Licensor will be the exclusive supplier to Licensee for certain non-cannabis related ingredients for the manufacture and packaging of Products; and

D. Licensee will be responsible for acquiring all cannabis related ingredients for the Products.

NOW, THEREFORE, in consideration of the foregoing recitals and the mutual promises herein made and exchanged, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Licensor and Licensee agree as follows:

1. DEFINITIONS

1.1. Unless specifically set forth to the contrary in this Agreement, the following terms, whether used in the singular or plural, shall have the respective meanings set forth below:

(a) "Affiliate" shall mean any entity or person that directly or indirectly controls, is controlled by or is under common control with another person. For purposes of this definition, "control" means possession of the power to direct the management of such entity or person, whether through ownership of more than fifty percent (50%) of voting securities, by contract or otherwise.

(b) "Annual License Fee" has that meaning set forth in Section 5.1;

(c) "Competing Product" means any thin film oral delivery strips or similar products infused with Medicinal Ingredients, or any sublingual or transdermal delivery systems for Medicinal Ingredients of any kind, in each case other than the Products.

(d) "Change in Control" means any one or more of the following events:

(i) Approval by the stockholders of Licensee of a merger or consolidation of Licensee with any other corporation, other than a merger or consolidation that would result in the voting securities of Licensee outstanding immediately prior to such merger or consolidation continuing to represent (either by remaining outstanding or being converted into voting securities of the surviving entity) more than fifty percent (50%) of the total voting power of the voting securities of Licensee, the surviving entity or any parent thereof outstanding immediately after such merger or consolidation;

(ii) Approval by the stockholders of Licensee of (i) a plan of complete liquidation or dissolution of Licensee or (ii) a sale by Licensee of all or substantially of its property and assets; and

(iii) Any person or group of persons (as defined in Section 13(d) and 14(d) of the Securities Exchange Act of 1934 (the "Exchange Act")) together with its affiliates, but excluding (i) Licensee or any of its subsidiaries; (ii) any employee benefit plan of Licensee or (iii) a corporation or other entity owned, directly or indirectly, by the stockholders of Licensee in substantially the same proportions as their ownership of stock of Licensee is or becomes, directly or indirectly, the beneficial owner (as that term is defined in Rule 13d-3 promulgated under the Exchange Act) of 50% or more of the combined voting power of Licensee's then outstanding securities

(e) "Confidential Information" means all materials and information (whether in written, electronic, oral or other form) disclosed by a Disclosing Party to a Recipient Party that is not generally known or available to or used by others, or the utility or value of which is not generally known or recognized as standard practice, whether or not the underlying details or principles are in the public domain, including, without limitation (i) any financial, business or personal information of the Disclosing Party, its clients, Affiliates, subsidiaries, consultants or employees, (ii) any business and marketing plan, strategies or methods of the Disclosing Party, (iii) any information directly or indirectly derived by the Recipient Party from Confidential Information, or (iv) all or any part of the Know How, Technology or Intellectual Property. Notwithstanding the generality of the forgoing, "Confidential Information" shall not include any information that is publicly known, provided that such public knowledge is not a direct or indirect result of a breach of this Agreement by the Recipient Party;

(f) "Conflicting Claim" has the meaning set forth in Section 9.1;

(g) "Disclosing Party" means a party to this Agreement, including the employees, officers, directors, consultants and agents of such party, disclosing Confidential Information to a Recipient Party.

(h) "Effective Date" has the meaning set forth in the introductory paragraph of this Agreement.

(i) "Improvement" or "Improvements" means any and all of the following: (i) any improvement, derivative, adaptation, change, modification, variant or redesign of the Products, the Technology, the Intellectual Property, the Know-how or any of the inventions, discoveries, designs or processes disclosed therein, including but not limited to, any modification or improvement to the Products to perform a function not initially intended for it; or (ii) any other product useful in the field of manufacturing, processing, distributing, marketing, using or selling oral film delivery strips or systems infused with Medicinal Ingredients;

(j) "Insolvent" shall mean that Licensee has commenced bankruptcy, reorganization, receivership or insolvency proceedings, or any other proceeding under any federal, state or other law for the relief of debtors.

(k) "Indemnifiable Claim" has the meaning set forth in Section 10.1;

(l) "Intellectual Property" means all rights to any Patents, trade secret rights, process information, technical information, designs, drawings, inventions, Trademarks, copyrights

and all other intellectual and industrial property rights of any sort related to or associated with the Technology, the Know-How or any and all Improvements;

(m) "Know-how" means all know-how, knowledge, expertise, works of authorship, prototypes, technology, information, patterns, plans, designs, research, research data, trade secrets, drawings, unpatented blue prints, flow sheets, equipment or parts lists, descriptions, instructions, manuals, data, records, procedures, materials or tools relating to the Technology, the Products or any and all Improvements or to the design, development, manufacture, use or commercial application of the Technology, the Products or any and all Improvements

(n) "License" means the license granted by Licensor to Licensee pursuant to Section 2.1.

(o) "Licensed Territory" shall mean the following counties within the State of California, USA:

(i) Monterey County,
(ii) Kings County,
(iii) Tulare County,
(iv) Inyo County, and
(v) All counties within the State of California that are north of the counties specified in paragraphs (i) through (iv);

(p) "Listed Non-Medicinal Ingredients" has the meaning set forth in Section 6.5;

(q) "Medicinal Ingredients means cannabinoids, terepenes and any and all other cannabis related ingredients or derivatives;

(r) "Minimum Gross Sales Target" means the number obtained by the following formula:

$$\$600,000 \times 1.20^{n-1}$$

Where n = the applicable calendar year during the Term. (For example, for the first calendar year during the Term, n=1, for the second calendar year during the Term, n = 2, for the first calendar year of the first Extended Term, if applicable, n = 3.)

(s) "Non-Medicinal Ingredients" means any and all ingredients for the manufacture and packaging of Products other than Medicinal Ingredients;

(t) "Notice of Amendment" has the meaning set forth in Section 6.8;

(u) "Patents" means any and all patents, patent applications, patents pending or subsequent patents filed by or issued or granted to Licensor during the Term in the United States or any foreign jurisdiction, wherever located, and relating to the Technology, the Products or any and all Improvements thereto.

(v) "Price Increase" has the meaning set forth in Section 6.8;

(w) "Products" means thin film oral delivery strips or systems infused with Medicinal Ingredients manufactured or produced using the Technology or any Improvements;

(x) "Recipient Party" means a party to this Agreement, including the employees, officers, directors, consultants and agents of such party, receiving Confidential Information from a Disclosing Party;

(y) "Rejection Notice" has the meaning set forth in Section 6.8;

(z) "Rejection Period" has the meaning set forth in Section 6.8;

(aa) "Restricted Period" has the meaning set forth in Section 7.5;

(bb) "Standards" means standards for manufacturing, producing and packaging Products as set forth in a separate Manufacturing Standards Memorandum to be provided by Licensor to Licensee after the execution of this Agreement;

(cc) "Standards Amendment" has the meaning set forth in Section 6.8;

(dd) "Technology" means that method and process developed and owned by Licensor for infusing Medicinal Ingredients into oral film delivery strips or systems.

(ee) "Term" has the meaning set forth in Section 2.2.

(ff) "Third Party Manufacturer" means persons other than the Licensee engaged by Licensee to manufacture, produce or package Products; and includes any Affiliates of Licensee;

(gg) "Trademarks" means any trademarks, whether registered or unregistered, currently owned or that may in the future during the Term be owned by Licensor relating to or associated with the Technology, the Products or any and all Improvements;

(hh) "Unlisted Non-Medicinal Ingredients" has the meaning set forth in Section 6.5;

2. LICENSE GRANT AND TERM

2.1. License Subject to the terms and conditions of this Agreement, Licensor hereby grants to Licensee a non-exclusive license use the Technology, Intellectual Property and the Know-how solely for the purpose of marketing, manufacturing, distributing, using and selling Products within the Licensed Territory (the "License").

2.2. Term. Unless terminated earlier as specifically provided for under this Agreement, the License shall extend for an initial term commencing on the Effective Date and expiring at 5:00PM Pacific Time on December 31, 2018 (the "Initial Term"). Upon the expiration of the Initial Term, this Agreement may be extended and renewed for successive two (2) year periods thereafter (each an "Extended Term") upon the mutual agreement of the Licensor and the Licensee. The Initial Term together with each Extended Term thereafter, if applicable, is hereinafter referred to as the "Term."

3. LICENSEE MILESTONES

3.1. Required Milestones. Licensee shall be required to do each of the following (each a "Milestone" and collectively, the "Milestones") during the Term:

(a) Licensee shall utilize its best efforts to obtain a license for the manufacture of Products in the State of California under the California Medical Marijuana Regulation and Safety Act (the "MMRSA") or enter into a sub-contracting or similar arrangement with an entity that has obtained such licensing under the MMRSA (a "Third Party Licensee") such that Licensee is permitted to manufacture Products within the Licensed Territory through such Third Party Licensee;

(b) Licensee shall utilize its best efforts to obtain any local city or county licenses or permits necessary for the Licensee to legally manufacture Products within the Licensed Territory or enter into a sub-contracting or similar arrangement with a Third Party Licensee having

such local city or county licenses or permits such that Licensee is permitted to manufacture products within the Licensed Territory through such Third Party Licensee;

(c) Licensee shall utilize its best efforts to build or obtain a distribution network for the sale of Products within the Licensed Territory;

(d) Licensee shall be required to achieve minimum gross sales of Products equal to the Minimum Gross Sales Target for each calendar year during the Term.

3.2. Records and Review. Licensee shall keep and maintain complete and accurate books and records containing accurate accounting and other data in sufficient detail to enable Licensor to verify Licensee's compliance with the Milestone requirements set forth in Section 3, and shall keep such records for a period of 3 years after the calendar year to which they pertain. Licensor shall be entitled to conduct an annual review of Licensee's efforts, progress and effectiveness in achieving the Milestones, and Licensee shall make Licensee's books and records available to Licensor during normal business hours for the purpose of conducting such review. If Licensee fails to achieve the Milestones in any calendar year during the Term, Licensor may, at Licensor's option, exercise the remedies set forth in Article 9.

4. NO SUBLICENSES

4.1. No Sublicenses. Licensee shall not have the right to grant sublicenses under this Agreement or to otherwise transfer, assign or grant any rights in or to the License, the Technology, Intellectual Property, the Know-how or the Products without the prior written consent of Licensor, to be obtained in each instance. Licensor may refuse to grant its consent to any sublicense requested by Licensee at Licensor's sole discretion and for any reason whatsoever.

5. ANNUAL LICENSE FEE

5.1. Annual License Fee. During the Term, Licensee shall pay to Licensor an annual license fee of $25,000 for the License (the "Annual License Fee"). The initial Annual License Fee shall be payable by Licensor within 60 days after the Effective Date. Thereafter, the Annual License Fee shall be payable on or before January 15 of each calendar year during the Term.

6. MANUFACTURE AND SUPPLY

6.1. Manufacturing Responsibility. During the Term, Licensee shall be responsible for the manufacture and packaging of Products to be marketed, distributed, used and sold by Licensee within the Licensed Territory. Licensee shall manufacture and produce the Products in accordance with the Standards. Licensee shall conduct in-process inspections, final inspections and perform testing as mutually agreed upon by the parties to ensure that all Products are manufactured and packaged in compliance with the Standards. In order to ensure compliance with this Agreement, Licensee shall maintain a retained sample of twenty (20) units of each batch and lot of Products produced by Licensee for a period of six (6) months after the manufacture date.

6.2. Third Party Manufacturers. Licensee may subcontract the manufacture and/or packaging of Products with Third Party Manufacturers provided that Licensee obtains the prior written consent of Licensor, which consent shall not be unreasonably withheld. Notwithstanding the forgoing, and without limiting the scope of matters that Licensor may consider, in determining whether to consent to any subcontract, the Licensor may take into account the reputation and credit worthiness of the Third Party Manufacturer and the terms and conditions of the contract to be entered into by Licensee and the Third Party Manufacturer. Notwithstanding that Licensee may engage the services of Third Party Manufacturers, Licensee shall at all times remain fully and primarily responsible and liable for performing its obligations hereunder as if Licensee were itself the manufacturer and packager of the Products, and

Licensee shall be responsible for ensuring that any Third Party Manufacturers comply with the provisions of this Agreement, including, but not limited to, Section 6.1 and 6.3.

6.3. Compliance with Law. Licensee shall comply with, and shall ensure that any Third Party Manufacturer complies with, any and all applicable federal, state and local laws, statutes and regulations and the lawful requirements and directions of any governmental or administrative authority having jurisdiction with respect to the manufacture, packaging, use, distribution or sale of Products, including, but not limited to, the California Medical Marijuana Regulation and Safety Act (the "MMRSA") and, without limiting the forgoing, shall be responsible for obtaining any federal, state or local licenses or permits necessary for the lawful production, sale, distribution or use of the Products within the Licensed Territory.

6.4. Record Keeping. Licensee shall, and shall cause each of its Third Party Manufacturers and Affiliates to, keep and maintain complete and accurate books and records containing an accurate accounting of all data in sufficient detail to enable verification of Licensee's compliance with the manufacturing and packaging requirements under this Agreement, and shall maintain such records for a period of 3 years after the calendar year to which such records pertain. Upon not less than one (1) business day's prior written notice, Licensor shall have the right to inspect such records and the manufacturing and/or packaging facilities of Licensee or any Third Party Manufacturer, provided that any such inspection shall be made during normal business hours of the Licensee or the Third Party Manufacturer, as applicable.

6.5. Licensee Responsible for Medicinal Ingredients. Licensee shall be responsible for acquiring all Medicinal Ingredients for use in manufacturing or producing Products, whether such activities are undertaken directly by Licenseee or any Third Party Manufacturer. Licensor shall not in any way be responsible for supplying or acquiring the supply of any Medicinal Ingredients to or for Licensee or any Third Party Manufacturer.

6.6. Exclusive Supplier of Certain Non-Medicinal Ingredients. During the Term, Licensor shall be the exclusive supplier to Licensee and any Third Party Manufacturer subcontracted by Licensee of the Non-Medicinal Ingredients specified in that separate Pricing and Sales Terms Memorandum to be provided by Licensor to Licensee after the execution of this Agreement (the "Listed Non-Medicinal Ingredients") for use in manufacturing or producing Products. In the event that Licensee requires material amounts of Non-Medicinal Ingredients of a type not specified in the Pricing and Sales Terms Memorandum (the "Unlisted Non-Medicinal Ingredients"), Licensee shall request quotations from Licensor for such Unlisted Non-Medicinal Ingredients and, if Licensor is able to quote prices at least as low as may be demonstrably obtained by Licensor from other sources, Licensee shall be required to purchase such Unlisted Non-Medicinal Ingredients from Licensor and thereafter such Non-Medicinal Ingredients shall be included in additions or supplements to the Pricing and Sales Terms Memorandum and shall become part of the Listed Non-Medicinal Ingredients.

6.7. Substitution of Listed Non-Medicinal Ingredients. Licensor may from time to time substitute the Listed Non-Medicinal Ingredients with ingredients that are substantially similar or of like kind.

6.8. Pricing and Sales Terms. Prices and any additional supplementary terms and conditions of sale for Listed Non-Medicinal Ingredients shall be as specified in that separate Pricing and Sale Terms Memorandum, as amended from time to time. Licensor may amend the prices for a Listed Non-Medicinal Ingredients as set forth in this Agreement. Additional supplementary terms and conditions of sale for any Listed Non-Medicinal Ingredients may be amended by the mutual agreement of Licensor and Licensee from time to time during the Term.

6.9. Terms of Payment. All invoices for Non-Medicinal Ingredients supplied by Licensor to Licensee shall be payable within thirty days from their issued date. Licensee shall make all payments payable by Licensee to Licensor hereunder without expense to Licensor.

6.10. Security Interest. Licensee hereby grants to Licensor a security interest in any goods supplied by Licensor to Licensee hereunder until payment in full of the purchase price therefor has been made. Licensee agrees to do all things and to execute all documents necessary to protect such security interest. Licensee appoints Licensor as Licensee's attorney to execute any documents or other instruments necessary to perfect and enforce Licensor's security interest. In the event of any non-payment by Licensee of any part of the purchase price for any goods supplied by Licensor to Licensee hereunder, Licensor retains the right to remove such goods without notice, and any additional charges for removal or disassembly as the case may be shall be to the account of the Licensee.

6.11. Shipping. Shipping terms shall be as set forth in the Pricing and Sales Terms Memorandum, as amended from time to time.

6.12. Amendments to Pricing or Standards. Licensor may, from time to time (i) increase the price of any Listed Non-Medicinal Ingredients or decrease any discount provided by Licensor to Licensee for any Listed Non-Medicinal ingredient (collectively, a "Price Increase"), (ii) make material amendments to the Standards (a "Standards Amendment"), or (iii) any combination thereof, subject to the following:

(a) Licensor may not make a Price Increase or a Standards Amendment more than once every 12 months;

(b) Licensor shall be required to provide Licensee with not less than with not less than thirty (30) days prior written notice of a Price Increase or Standards Amendment (a "Notice of Amendment");

(c) Licensee shall have the right, exercisable for a period of thirty(30) days after the receipt by Licensee of a Notice of Amendment (the "Rejection Period"), to terminate this Agreement by providing written notice to Licensor thereof (the "Rejection Notice");

(d) If Licensee provides a Rejection Notice to Licensor within the Rejection Period, this Agreement, and the License granted to Licensee hereunder shall be immediately terminated in accordance with the provisions of Article 9 of this Agreement; and

(e) If Licensee does not provide a Rejection Notice to Licensor within the Rejection Period, the Price Increase and/or the Standards Amendment set forth in the Notice of Amendment shall become effective on the thirty first (31st) day following the date the Notice of Price Increase was provided to Licensee.

6.13. Price Increases Due to Tax Increases. Without any prior written notice to Licensee, Licensor may from time to time increase the price of the Listed Non-Medicinal Ingredients or any part thereof by the amount of any new or increased duties, excise, sales or other similar taxes imposed or levied during the Term by any governmental authority on any of the Listed Non-Medicinal Ingredients, or which demonstrably affects the cost of such ingredients.

6.14. Price Reductions. Licensor may reduce the price of any Listed Non-Medicinal Ingredients without prior written notice to Licensee.

6.15. Immaterial Amendments. Licensor may make immaterial amendments to the Standards with thirty days prior written notice to Licensee.

7. CONFIDENTIALITY AND NON-COMPETITION

7.1. Confidential Information. Subject to the parties' rights and obligations pursuant to this Agreement, Licensor and Licensee agree that:

(a) Unless otherwise required by law, each Recipient Party will not to disclose, publish or disseminate Confidential Information to any other person, and each Recipient Party will not use Confidential Information for any purpose other than as expressly permitted under this Agreement, in each case without the prior written approval of the Disclosing Party, which approval must be obtained in each instance. Notwithstanding the forgoing, each Disclosing Party agrees that the Recipient Party may discloses Confidential Information to those of the Recipient Party's employees, agents and advisors who need to know such Confidential Information for the purpose of the Recipient Party fulfilling its responsibilities or exercising its rights under this Agreement.

(b) Each Recipient Party agrees:

(i) to take reasonable precautions to prevent any unauthorized use, disclosure, publication or dissemination of Confidential Information, including, without limitation, any unauthorized use, disclosure, publication or dissemination of Confidential Information by any agent, employee, consultant or affiliate of the Recipient Party or by any third party to whom the Recipient Party disclosed such Confidential Information, including, in the case of Licensee, any Sublicensee, even if the disclosure of such Confidential Information by the Recipient Party to the third party in question was approved or permitted pursuant to this Agreement; and

(ii) to treat all Confidential Information with at least the same care as the Recipient Party would take with respect to its own proprietary information.

(c) If a Recipient Party is required by law, including, without limitation, by subpoena or civil discovery request, to disclose any Confidential Information, the Recipient Party shall immediately notify the Disclosing Party in writing of the particulars of such requested disclosure and shall reasonably cooperate with the Disclosing Party in seeking a protective order prohibiting or limiting such disclosure to the extent permitted by law. In any event, the Recipient Party shall limit its disclosure of Confidential Information to that portion of such Confidential Information that it is legally required to disclose.

(d) Each Recipient Party shall immediately notify the Disclosing Party of any use or disclosure of Confidential Information made in violation of this Agreement.

7.2. <u>Publicly Known Information</u>. Notwithstanding any other provision of this Agreement, the Recipient Party's obligations under this Agreement with respect to Confidential Information shall cease if such Confidential Information becomes publicly known (provided that such public knowledge is not a direct or indirect result of a breach of this Agreement by the Recipient Party) except that the Recipient Party's obligations under this Agreement with respect to Confidential Information that has not become publicly known shall otherwise be unaffected by the public disclosure of other Confidential Information.

7.3. <u>Return of Confidential Information</u>. Upon the expiration of the Term, the Recipient Party will, upon written request of the Disclosing Party, deliver to the Disclosing Party all documents, records and copies, whether in written, electronic or other format, containing Confidential Information within ten business days of receiving a written request by the Disclosing Party for the return of such documents, records and copies. In the alternative, if so directed by the Disclosing Party, the Recipient Party shall destroy all documents, records and copies, whether in written, electronic or other format, containing Confidential Information and shall provide the Disclosing Party with proof of such destruction in a manner reasonably satisfactory to the Disclosing Party.

7.4. <u>Survival of Confidential Information Provisions</u>. The provisions of Sections 7.1 to 7.3 shall survive so long as any part of the Confidential Information qualifies as a trade secret under applicable law.

7.5. Non-Competition. Licensee agrees that during the period beginning on the Effective Date and ending on the date that is the second (2nd) year anniversary of the termination of this Agreement for any reason whatsoever (the "Restricted Period"), Licensee will not, directly or indirectly, manufacture, sell, distribute or use any Competing Products or have any financial interest in any business engaged in the manufacture, sale, distribution or use of any Competing Products. For purposes of this Agreement, Licensee will be deemed to "have a financial interest in" a business engaged in the manufacture, sale, distribution or use of Competing Products if Licensee or any of its Affiliates is an owner, shareholder, partner, joint venturer or member of or to any Person (defined below), which is engaged in the business of manufacturing, distributing, using or selling any Competing Products; provided, however, that the foregoing will not prohibit Licensee or its Affiliates from owning, for the purpose of passive investment, less than 5% of any class of securities of a publicly held corporation actively traded on a national securities exchange, the U.S. over-the-counter securities markets or any foreign securities exchange or market. "Person" means any individual, corporation, trust, association, partnership, proprietorship, joint venture or other entity.

7.6. Scope of Restrictive Covenants. In the event that any of the provisions of this Article 7 should ever be adjudicated to exceed the time, geographic, product or service and/or other limitations permitted by applicable law in any jurisdiction, then such provisions shall be deemed reformed in such jurisdiction to the maximum time, geographic, product or service and/or other limitations permitted by applicable law. If the covenants of this Article 7 are determined to be wholly or partially unenforceable in any jurisdiction, such determination shall not be a bar to or in any way diminish Licensor's right to enforce such covenants in any other jurisdiction.

7.7. Injunctive Relief. Licensee acknowledges and agrees that in the event of a breach or threatened breach of the provisions of this Article 7, Licensor may suffer irreparable harm and money damages alone would not afford Licensor an adequate remedy and, therefore, Licensor shall be entitled to obtain immediate injunctive relief, including, without limitation, a temporary restraining order and a preliminary and permanent injunction, in any court of competent jurisdiction (without being obligated to post a bond or other collateral) restraining Licensee from such breach or threatened breach of the restrictive covenants contained in this Article 7. Nothing in this Section shall be construed as prohibiting Licensor from pursuing any other remedies available to it for such breach or threatened breach, including, without limitation, the recovery of monetary damages from Licensee.

8. INTELLECTUAL PROPERTY RIGHTS

8.1. Ownership of Intellectual Property. Except as expressly set forth in this Agreement, nothing shall be construed as granting or transferring to Licensee any right, title or interest in or to any of the Technology, the Intellectual Property or the Know-How. Except as expressly set forth in this Agreement, Licensor, on behalf of itself and its Affiliates, shall retain all rights to the Technology, the Intellectual Property and the Know-how.

8.2. Improvements by Licensee. Regardless of inventorship or authorship, any and all improvements, derivatives, adaptations, modifications, changes, variations or redesigns of the Products, the Technology, the Know-how or the Intellectual Property, or any of the inventions, designs, discoveries, processes or procedures disclosed or incorporated therein that cannot be practiced or utilized without the Technology, the Intellectual Property or the Know-how (collectively the "Improvements") conceived, developed, made or reduced to practice by or at the direction of Licensee at any time during either (i) the term, or (ii) at any time that Licensee is in possession of Confidential Information of Licensor relating to the Technology, Intellectual Property or Know-how, shall be deemed to be owned by Licensor and:

(a) Licensee shall, and hereby does, irrevocably and unconditionally, assign and transfer all rights, title and interest in and to such Improvements to Licensor; and

(b) Licensee shall (i) promptly disclose to Licensor all Improvement conceived, developed, made or reduced to practice by or at the direction of Licensee during the period set forth above, and (ii) at Licensor's cost and expense, execute and deliver any and all

applications, assignments or other instruments that Licensor may deem necessary or desirable in order to permit Licensor to perfect the assignment and transfer of all rights, title and interest in and to such Improvements to Licensor.

8.3. After Acquired Technology of Licensor. Any Improvements to the Products, the Technology, the Intellectual Property or the Know-how developed, owned or acquired by Licensor after the Effective Date relating to manufacture or production of thin film oral delivery strips or systems infused with Medicinal Ingredients shall be deemed to be included in Products, the Technology, the Intellectual Property and the Know-how for purposes of this Agreement, and shall (i) be subject to the License; and (ii) the manufacture of Products incorporating such Improvements, and the supply of Medicinal and Non-Medicinal Ingredients with respect thereto, shall be subject to the provisions of Article 6 of this Agreement.

8.4. Notice of Intellectual Property Violations. Each party shall promptly notify the other in writing in the event that (a) it obtains knowledge of activity by third parties infringing or otherwise violating any intellectual property rights relating to the Products, the Technology, the Intellectual Property or the Know-how, or (b) it is sued or threatened with an infringement suit, in any country in the Licensed Territory as a result of activities that concern the Products, the Technology, the Intellectual Property or the Know-how, and shall supply the other party with documentation of the infringing activities that it possesses.

8.5. Defence of Intellectual Property Rights. During the Term of this Agreement:

(a) Licensor shall have the first right, but not the obligation, to assert and defend rights in the Technology respecting infringement or other violation of intellectual property rights relating to the Products, the Technology, the Intellectual Property or the Know-how by third parties in within in the Licensed Territory using counsel of its own selection. This right includes bringing any legal action for infringement and defending any counter claim of a third party respecting the Products, the Technology, the Intellectual Property or the Know-how such as a counter claim or declaratory judgment for invalidity, non-infringement, or unenforceability. If, in the reasonable opinion of Licensor's legal counsel, Licensee is required to be a named party to any such suit for standing purposes, Licensor may join Licensee as a party; provided, however, that (i) Licensee shall not be the first named party in any such action, (ii) the pleadings and any public statements about the action shall state that the action is being pursued by Licensor and that Licensor has joined Licensee as a party; and (iii) Licensor shall keep Licensee reasonably apprised of all developments in any such action. Licensor may settle such suits where Licensee has been joined as a party only with Licensee's prior written consent. Licensor shall bear the expense of such legal actions where Licensor joins Licensee as a party, including Licensee's reasonable expenses. Except for providing reasonable assistance, at the request and expense of Licensor, Licensee shall have no obligation regarding the legal actions described in this Section 8.5(a) unless required to participate by law. However, Licensee shall have the right to participate in any such action through its own counsel and at its own expense. Any recovery shall first be applied to Licensor's out of pocket expenses and second shall be applied to Licensee's out of pocket expenses, including legal fees.

(b) In the event Licensor fails to initiate and pursue or participate in the actions described in the preceding paragraph (a) within sixty (60) days of Licensor first becoming aware of an infringement or other violation of intellectual property rights relating to Products, the Technology, the Intellectual Property or the Know-how or (b) upon notice by Licensor to Licensee that it does not intend to initiate, pursue or participate in such action(s), whichever is earlier, Licensee shall have the right to initiate or take over such legal action at its own expense and Licensee may use the name of Licensor as a party in such action. In such case, Licensor shall, at Licensee's cost, provide reasonable assistance to Licensee if requested to do so. Licensee may settle such suits only with Licensor's prior written consent. Any recovery shall be split between Licensor and Licensee on a pro rata

basis as determined by the relative total out of pocket and legal expenses incurred by each party in pursuing the legal action.

8.6. Infringement of Third Party Intellectual Property. In the event Licensee is permanently enjoined from exercising its License under this Agreement pursuant to an infringement action brought by a third party, or if both Licensee and Licensor elect not to undertake the defense or settlement of a suit alleging infringement for a period of six (6) months from notice of such suit, then either party shall have the right to terminate this Agreement (and all obligations and rights therein) in the country where the suit was filed with respect to the licensed patent following thirty (30) days' written notice to the other party and such country shall no longer form a part of the Licensed Territory. For clarity, a termination of this Agreement with respect to such territory will not act as a termination with respect to any other territory forming party of the Licensed Territory.

9. TERMINATION

9.1. Termination by Licensor. At any time during the Initial Term or any Extended Term, Licensor shall have the right, at its option, upon thirty (30) days prior written notice to Licensee, to either (i) terminate the License in its entirety, or (ii) terminate the License granted to Licensee with respect to any part of the Licensed Territory, if:

(a) Licensee fails to achieve any one or more of the Milestones set forth in Section 3.1;

(b) Licensee fails to make any payment of undisputed amounts due and payable pursuant to this Agreement, provided that Licensor shall first be required to provide written notice to Licensee of such failure to pay an undisputed amount and Licensee shall have failed to make payment within one hundred and twenty (120) days of receipt of such written notice; or

(c) Licensee commits a breach of any other provision of this Agreement which is not cured (if capable of being cured) within the sixty (60) day period after receipt of written notice thereof from Licensor, or upon mutual agreement of the parties that such breach is not capable of being cured;

(d) Licensee challenges, directly or indirectly, whether as a claim, a cross-claim, counterclaim, or defense, the validity or enforceability of any of Licensor's rights to any of the Technology or the Trademarks before any court, arbitrator, or other tribunal or administrative agency in any jurisdiction ("Conflicting Claim"); provided, however, that in the event that Licensee has control, directly or indirectly, to a Conflicting Claim originally brought or raised by a third party as a result of Licensee's merger with or acquisition of such third party, the foregoing termination right shall be modified as follows: (A) as soon as reasonably practicable after the closing of such merger or acquisition but no later than fourteen (14) days following Licensee's actual knowledge of the Conflicting Claim, Licensee shall notify Licensor of the existence of the Conflicting Claim; (B) Licensee shall decide, within forty five (45) days following the provision of such notice to Licensor, whether to withdraw or otherwise terminate the Conflicting Claim; and (C) in the event Licensee decides not to withdraw or terminate the Conflicting Claim, Licensor may terminate this Agreement on thirty (30) days prior written notice;

(e) a Change in Control occurs with respect to Licensee, unless, prior to the occurrence of the event resulting in a Change in Control, Licensor has provided Licensee with written consent to such event, which consent (i) may be given or withheld by Licensor at its sole discretion, and (ii) must be obtained from Licensor with respect to each event resulting in a Change in Control.

9.2. Insolvency or Change in Control Of Licensee. Notwithstanding any provision herein to the contrary, Licensor may terminate this Agreement without any prior notice to Licensee in the event

Licensee shall become Insolvent, or a petition in bankruptcy is filed against Licensee and is consented to, acquiesced in or remains un-dismissed for one hundred twenty (120) days, or Licensee makes a general assignment for the benefit of creditors, or a receiver is appointed for Licensee.

9.3. Termination by Licensee. Prior to the expiration of the then current Term, Licensee shall have the right to terminate this Agreement upon written notice to Licensor in the event Licensor commits a material breach of any of the provisions of this Agreement and such breach is not cured (if capable of being cured) within the sixty (60) day period after receipt of written notice thereof from Licensee, or upon receipt of such notice if such breach is not capable of being cured.

9.4. Orders Placed Prior to Termination. Upon the termination of this Agreement, for any reason, prior to the Term for any reason whatsoever, Licensee shall accept and pay for all Non-Medicinal Ingredients previously ordered by Licensee and which have either been completed, are in process and subsequently completed at Licensor's option, in the possession of the Licensor or been ordered and subsequently delivered to Licensor, and Licensee shall reimburse Licensor for any and all loss incurred by Licensor on uncompleted orders for Non-Medicinal Ingredients.

9.5. Disposal of Products Upon Termination. Upon termination of this Agreement, for any reason, all rights and licenses granted to Licensee under the terms of this Agreement are terminated. Notwithstanding the foregoing, in the event this Agreement is terminated for any reason, Licensee and its Affiliates shall have the right for six (6) months following the date of termination to sell or otherwise dispose of the stock of any Products then on hand. Except as set forth above, upon such termination, Licensee shall cease to manufacture, package, use, distribute or sell Products and cease to use Confidential Information of Licensor. Within sixty (60) days of the effective date of termination, Licensee shall deliver to Licensor all payments incurred and payable under this Agreement up to the effective date of termination.

9.6. Payments and Survival of Terms. Termination of this Agreement, for any reason, shall not affect any rights or obligations accrued prior to the effective date of such termination and specifically Licensee's obligation to make all payments required under this Agreement. The following provisions shall survive any termination: Article 7, Article 8, Article 9, Article 10, Article 12, Article 13, Article 14 and Article 15.

9.7. Additional Remedies. The rights provided in this Article 9 shall be in addition and without prejudice to any other rights and remedies under the law which the parties may have with respect to any breach of the provisions of this Agreement.

9.8. Waiver. Waiver by either party of one or more defaults or breaches shall not deprive such party of the right to terminate because of any subsequent default or breach.

10. INDEMNIFICATION

10.1. Indemnification by Licensee. Licensee shall defend, indemnify and hold harmless Licensor and its Affiliates, and both of their trustees, directors, officers, employees, and agents and their respective successors, heirs and assigns against any and all liabilities, claims, demands, damages, judgments, losses and expenses of any nature, including, without limitation, reasonable legal expenses and attorneys' fees (an "Indemnifiable Claim"), to the extent relating to (i) gross negligence or willful misconduct of Licensee in performance of this Agreement, (ii) a breach by Licensee of its obligations, representations and warranties hereunder, (iii) any failure by Licensee or any Third Party Manufacturer to comply with Section 6.3. or (iv) as part of the manufacture, production, distribution, use or sale of any Products, the Technology or any Trademarks by Licensee; provided, however that the Licensee shall not be responsible to indemnify Licensor pursuant to this Section 10.1 to the extent any Indemnifiable Claim arises out of Licensor's gross negligence or willful misconduct or the gross negligence or willful misconduct of any Affiliate of Licensor.

10.2. Procedures Regarding Indemnifiable Claims. As soon as reasonably possible after an indemnified party becomes aware of any potential liability hereunder, such indemnified party shall deliver written notice to the indemnifying party, stating the nature of the potential liability; provided, however, that the failure to give such notification shall not affect the indemnification provided hereunder except to the extent that the indemnifying party shall have been actually prejudiced as a result of such failure. The indemnifying party shall have the right to assume the defense of any suit or claim related to the liability if it has assumed responsibility for the suit or claim in writing; provided, however, if in the reasonable judgment of the indemnified party, such suit or claim involves an issue or matter which could have a materially adverse effect on the business, operations or assets of the indemnified party, the indemnified party may waive its rights to indemnity under this Agreement and control the defense or settlement thereof, but in no event shall any such waiver be construed as a waiver of any indemnification rights such indemnified party may have at law or in equity. In the defense of any claim or litigation, the indemnifying party shall not, except with the prior written consent of the other party, enter into a settlement which does not include as an unconditional term thereof the giving by the claimant or plaintiff to such other party a complete release from all liability in respect of such claim or litigation. If the indemnifying party defends the suit or claim, the indemnified party may participate in (but not control) the defense thereof at its sole cost and expense; provided, however, that the indemnifying party shall pay the reasonable fees and costs of any separate counsel to the extent such separate representation is due to a conflict of interest between the parties. In the event of the commencement of any action (including any governmental action) against either an indemnified party resulting from or relating in any way to this Agreement, then such indemnified part shall, within a reasonable time, notify the indemnifying party of such.

11. REPRESENTATIONS AND WARRANTIES

11.1. Representations of Licensor. Licensor represents and warrants to Licensee as follows, and acknowledges that Licensee is relying on such representations and warranties in entering into this Agreement and the transactions contemplated hereby:

(a) Licensor has all requisite corporate power and authority to execute and deliver this Agreement and to perform all of its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by its Board of Directors and the stockholders of Licensor. No other corporate or shareholder proceedings on the part of Licensor are or will be necessary to authorize such documents or to consummate the transactions contemplated hereby. This Agreement, when executed and delivered as contemplated herein or therein, will be duly and validly authorized, executed and delivered, and will be valid and binding obligations of Licensor enforceable in accordance with its terms, except (1) as may be limited by any applicable bankruptcy, insolvency, reorganization, moratorium or other laws of general application affecting the enforcement of creditors' rights generally, (2) as may be limited by any applicable laws relating to the availability of specific performance, injunctive relief or other equitable remedies, and (3) as may be limited by public policy

(b) Licensor is the sole legal and beneficial owner of the Technology and the Trademarks free and clear of all liens, charges, encumbrances and security interests, with good and marketable title thereto

(c) Licensor has the right, power and authority to grant the License to Licensee

(d) Licensor is not aware of any violation, infringement or misappropriation of any third party's rights (or any claim thereof) by the ownership, development, manufacture, sale or use of the Technology (or any portion thereof);

(e) The use of the Technology and the Trademarks by Licensor has never given rise to any complaint alleging infringement of any patent, trademarks or other intellectual property rights of any other person;

(f) Licensor were not acting within the scope of employment of any third party when conceiving, creating or otherwise performing any activity with respect to the Technology (or any portion thereof);

(g) Licensor are not aware of any questions or challenges with respect to the patentability or validity of any claims of any Intellectual Property relating to the Technology (or any portion thereof);

(h) There are no actions, suits, proceedings (whether or not purportedly on behalf of Licensor) or investigations, pending or, to the best of Licensor's knowledge, threatened against or affecting Licensor or Products, the Technology, the Intellectual Property or the Know-how which might result in the impairment or loss of Licensor's rights, title or interests in or to the Products, the Technology, the Intellectual Property or the Know-how, or which might otherwise have a material adverse effect on the Products, the Technology, the Intellectual Property or the Know-how (including, but not limited to, any action, suit or proceeding which might prevent or otherwise impair the ability of Licensor to grant the License to Licensee), at law or in equity, or before or by any federal, state, municipal or other governmental department, commission, board, bureau, agency, court or instrumentality, domestic or foreign and Licensor is not aware of any existing ground on which any such action, suit or proceeding might be commenced with any reasonable likelihood of success;

(i) Licensor is not in material default or breach of any material contracts, agreements, written or oral, indentures or other instruments to which it is a party and which affect the Products, the Technology, the Intellectual Property or the Know-how or the ability of Licensor to grant the License to Licensee, and there are no facts, which, after notice or lapse of time or both, that would constitute such a default or breach;

(j) The execution, delivery and performance of this Agreement by Licensor will not result in any violation of, or be in conflict with or constitute a default under any judgment, decree, order, statute, regulation, rule or license applicable to Licensor or to which the Products, the Technology, the Intellectual Property or the Know-how may be subject.

(k) Licensor are not in default, and has not received any notice of default, with respect to any order, writ, injunction or decree of any court or of any commission or administrative agency, which might result in the impairment or loss of any of Licensor's interest in and to the Products, the Technology, the Intellectual Property or the Know-how, or which might otherwise have a material adverse effect on the Products, the Technology, the Intellectual Property or the Know-how or impair the ability of Licensor to grant the License to Licensee

(l) Licensor has made, or upon execution of this Agreement will make, full disclosure to Licensee of all aspects of the Products, the Technology, the Intellectual Property or the Know-how and has made, or will make, all of its books and records available to the representatives of Licensee in order to assist Licensee in the performance of its due diligence searches and no material facts in relation to the Products, the Technology, the Intellectual Property or the Know-how have been concealed by Licensor

(m) All necessary consents, permits, approvals or other authorizations necessary to the proper use of the Products, the Technology, the Intellectual Property or the Know-how by Licensee pursuant to, and in accordance with the License have been obtained by Licensor and such consents, permits, approvals or other authorizations will be in good standing, provided that no representations or warranties are made with respect to compliance with any federal, state or local laws regarding the production, sale or transport of Medicinal Ingredients.

11.2. Representations of Licensee. Licensee represents and warrants to Licensor as follows, and acknowledges that Licensor is relying on such representations and warranties in entering into this Agreement and the transactions contemplated hereby:

(a) Licensee has all requisite corporate power and authority to execute and deliver this Agreement and to perform all of its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by Licensee's Board of Directors. No other corporate or shareholder proceedings on the part of Licensee are or will be necessary to authorize such documents or to consummate the transactions contemplated hereby. This Agreement, when executed and delivered as contemplated herein will be duly and validly authorized, executed and delivered, and will be valid and binding obligations of Licensee enforceable in accordance with its terms, except (1) as may be limited by any applicable bankruptcy, insolvency, reorganization, moratorium or other laws of general application affecting the enforcement of creditors' rights generally, (2) as may be limited by any applicable laws relating to the availability of specific performance, injunctive relief or other equitable remedies, and (3) as may be limited by public policy.

11.3. No Warranties as to Results. Nothing contained in this Agreement is a warranty or representation by either party that any efforts to be exerted by same in connection with this Agreement will actually achieve their aims or succeed, and neither party makes any warranties whatsoever as to any results to be achieved in consequence of the carrying out of any such efforts or activities; and that any patents will be issued with respect to any patent applications or that patents obtained on any of the said patent applications are or will be valid or will afford proper protection or that Products, the Technology, the Intellectual Property or the Know-how will be commercially exploitable or of any other value.

12. DISPUTE RESOLUTION

12.1. Arbitration. Any dispute, controversy or claim arising out of or relating in any way to this Agreement including without limitation any dispute concerning the construction, validity, interpretation, enforceability or breach this Agreement, shall be exclusively resolved by binding arbitration administered by the American Arbitration Association in accordance with its Commercial Arbitration Rules and this Article 12 upon a party's submission of the dispute to arbitration. In the event of a dispute, controversy or claim arising out of or relating in any way to this Agreement, the complaining party shall notify the other party in writing thereof. Within thirty (30) days of such notice, management level representatives of both parties shall meet at an agreed location to attempt to resolve the dispute in good faith. Should the dispute not be resolved within thirty (30) days after such notice, the complaining party shall seek remedies exclusively through arbitration. The demand for arbitration shall be made within a reasonable time after the claim, dispute or other matter in question has arisen, and in no event shall it be made after two years from when the aggrieved party knew or should have known of the controversy, claim, dispute or breach.

12.2. Enforceability. This agreement to arbitrate shall be specifically enforceable. A party may apply to any court with jurisdiction for interim or conservatory relief, including without limitation a proceeding to compel arbitration.

12.3. Selection of Arbitrator. The arbitration shall be conducted by one arbitrator to be selected by mutual agreement of the Parties. If the Parties are not able to agree upon the selection of an arbitrator within twenty (20) days of commencement of an arbitration proceeding by service of a demand for arbitration, the arbitrator shall be selected by the American Arbitration Association in accordance with the terms of this Agreement.

12.4. Location of Arbitration. The arbitration shall be conducted in Las Vegas, Nevada unless the Parties agree otherwise.

12.5. Duration of Proceedings. It is the intent of the parties that, barring extraordinary circumstances, arbitration proceedings will be concluded within one hundred and twenty (120) days from the date the arbitrator is appointed. The arbitrator may extend this time limit in the interests of justice. Failure to adhere to this time limit shall not constitute a basis for challenging the award.

12.6. Non-Disclosure. Except as may be required by law, neither a party nor its representatives may disclose the existence, content, or results of any arbitration hereunder without the prior written consent of both parties.

12.7. Costs. The Parties shall share equally the cost of arbitrator fees and the arbitration fees and expenses of the American Arbitration Association, provided that the arbitrator shall be entitled to award the foregoing arbitration and administrative fees and expenses as damages in his/her discretion.

13. NOTICES, PAYMENTS

13.1. Any payment, notice or other communication required by this Agreement (a) shall be in writing, (b) may be delivered personally, sent via electronic mail, or sent by reputable overnight courier with written verification of receipt or by registered or certified first class United States Mail, postage prepaid, return receipt requested, (c) shall be sent to the following addresses or to such other address as such party shall designate by written notice to the other party, and (d) shall be effective upon receipt:

FOR LICENSOR:

Canna Delivery Systems Inc.
7260 W. Azure Drive
Las Vegas, NV 89130

With a copy to:

Lifestyle Delivery Systems Inc.
Attention: Chief Financial Officer
Unit 810 - 789 Pender Street, West
Vancouver, BC V6C 1H2
Canada
Facsimile: 604-648-0517

FOR LICENSEE:

Wisdom Homes of America, Inc.
500 North Northeast Loop 323
Tyler, TX 757708

14. LAWS, FORUM AND REGULATIONS

14.1. This Agreement shall be governed by, and construed and interpreted in accordance with, the laws of the State of Nevada without reference to conflict of laws principles or statutory rules of arbitration included therein. Any dispute or proceeding under this Agreement shall be subject to the exclusive jurisdiction and venue of the courts of the State of Nevada, and the parties hereby consent to the exclusive personal jurisdiction and venue of these courts.

15. MISCELLANEOUS

15.1. This Agreement shall be binding upon and inure to the benefit of the parties and their respective legal representatives, successors and permitted assigns.

15.2. Except as specifically set forth elsewhere in this Agreement, this Agreement constitutes the entire agreement of the parties relating to the subject matter hereof, and all prior representations, agreements and understandings, written or oral, are merged into it and are superseded by this Agreement, including, without limitation, that Letter of Intent between Licensor and Licensee dated January 6, 2016. Notwithstanding the forgoing, it is expressly acknowledged and agreed that Licensor will deliver to Licensee separate memoranda setting for the Standards, the Listed Non-Medicinal Ingredients and the Pricing and Sales Terms after the date of this Agreement.

15.3. The provisions of this Agreement shall be deemed separable. If any part of this Agreement is rendered void, invalid, or unenforceable, such determination shall not affect the validity or enforceability of the remainder of this Agreement unless the part or parts which are void, invalid or unenforceable shall substantially impair the value of the entire Agreement as to either party

15.4. Headings are inserted for convenience of reference only and do not form a part of this Agreement.

15.5. No person not a party to this Agreement, including any employee of any party to this Agreement, shall have or acquire any rights by reason of this Agreement. Nothing contained in this Agreement shall be deemed to constitute the parties partners with each other or any third party.

15.6. This Agreement may not be amended or modified except by written agreement executed by each of the parties. This Agreement shall not be assigned by Licensee without the prior written consent of Licensor. Any attempted assignment in contravention of this Section 15.6 shall be null and void ab initio and shall constitute a material breach of this Agreement.

15.7. The failure of any party hereto to enforce at any time, or for any period of time, any provision of this Agreement shall not be construed as a waiver of either such provision or of the right of such party thereafter to enforce each and every provision of this Agreement.

15.8. Time shall be of the essence of this Agreement.

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15.9. The Parties agree that this Agreement may be executed and delivered in one or more counterparts by facsimile, electronic mail, internet, or any other suitable electronic means, and the Parties agree that signatures delivered by any of the aforementioned means shall be deemed to be original, valid, and binding upon the Parties.

IN WITNESS to their Agreement, the parties have caused this Agreement to be executed by their duly authorized representatives.

CANNA DELIVERY SYSTEMS INC.	WISDOM HOMES OF AMERICA, INC.
Per:	Per:
Name: BRAD Eckenweiler	Name: James Pakulis
Title: CEO	Title: CEO